Exhibit 1

To the Holders of
Trust Certificates (TRUCs), Series 2001-2
CUSIP: 89826S202
In accordance with Section 4.03 of the Standard Terms for Trust Agreements dated as of June 19, 2001, as supplemented by the Series Supplement Corporate Backed Trust Certificates Series 2001-2 Trust dated as of July 10, 2001 between Bear Stearns Depositor Inc., as Depositor, and U.S. Bank Trust National Association, as Trustee, U.S. Bank Trust National Association, as Trustee of the Trust Certificates (TRUCs), Series 2001-2 hereby gives notice with respect to the Distribution occurring on June 1, 2002 (the "Distribution Date") as follows:

(i) the amount received by the Trustee in respect of principal, interest and premium on the Underlying Securities during the period ending on the Distribution Date is as follows:
                  Principal:   $         0
                  Premium:     $         0
                  Interest:    $ 1,068,750.00

(ii) the amount of the distribution on the Distribution Date to holders of TRUCs allocable to principal of and premium, if any, and interest or dividends was as follows:
                                          Class A-1
                  Principal:              $         0
                  Premium:                $         0
                  Interest:               $         0
                  Dividends :             $ 1,063,899.50
                  Dividends Per $25 unit: $0.88750

(iii) the Trustee received no compensation from the Trust for the period relating to the Distribution Date, $4,850.00( or $0.004046 per $25 unit) was remitted to the Depositor for the payment of Trust Expenses in accordance with Section 5 (i) (3) of the Series Supplement.

(iv) the Underlying Securities are $30,000,000 principal amount of International Business Machines Corporation 7.125 Debentures due December 1, 2096 (CUSIP: 459200AP6) and the current rating of such Underlying Securities by Standard & Poor's Ratings
         Services is "A+"and by Moody's Investors Service, Inc. is "A1".

(v) the aggregate Certificate Principal Balances of the TRUCs at the close of business on the Distribution Date were as set forth below:
                  Class A-1
                  $29,969,000 (1, 198,760 $25 units)

U.S. Bank Trust National Association, as Trustee
June 1, 2002